Exhibit 99.1

FOR IMMEDIATE RELEASE
METALICO REPORTS
SECOND QUARTER RESULTS

CRANFORD, NJ, August 7, 2012 – Metalico, Inc. (NYSE MKT: MEA) today reported earnings of $0.06 per share and net income of $2.9 million for the three months ended June 30, 2012.

The Company posted sales of $148.2 million for the quarter ended June 30, 2012, compared to $178.5 million for the 2011 second quarter. The current year period reflects lower selling prices in all metals year-over-year with increased volumes in some segments. In the second quarter of 2011, Metalico posted net income of $6.6 million or $0.14 per share.

Ferrous metal prices declined progressively throughout quarter ended June 30, 2012 while other commodities priced flat to lower. Operating income fell to $1.6 million in the quarter, down from $11.4 million compared to the prior year period, reflecting lower selling prices and metal margins combined with flat to declining unit shipments as illustrated below. Net income for the current year quarter benefitted by $4.6 million from a one-time realized gain on settlement, offset in part by a $1.7 million write-off for receivables owed by a customer that filed bankruptcy during the quarter.

The Company will host a conference call on Tuesday, August 7, 2012 at 10:00 a.m. Eastern time to discuss its second quarter results and to provide an update on business developments. The conference call can be accessed by dialing (888) 895-5271 (toll free) or (847) 619-6547 (toll call), Conference Confirmation Number 32923816. Callers should identify the Metalico Second Quarter results call.

Prior Year’s Second Quarter Comparison

Year-over-year second quarter comparisons reflect lower financial and mixed volume results:

•	Sales fell 17% to $148.2 million from $178.5 million.

•	Operating income declined to $1.6 million from $11.4 million.

•	Net income decreased to $2.9 million from $6.6 million.

•	Earnings per share fell to $0.06 compared to $0.14.

•	EBITDA dropped to $9.8 million from $15.8 million.

•	Non-ferrous unit volume shipments increased 10.7% while ferrous volume fell by 3.5%.

•	PGM unit volumes declined to 10,400 troy ounces from 28,900 troy ounces.

•	Minor Metal shipments rose 38.9% to 600,000 pounds from 432,000.

•	Lead product shipments of 12.3 million pounds slid 7.5% from 2011’s 13.3 million pounds.

The reduction in year-over-year quarterly operating income resulted primarily from lower metal margins of $8.3 million and the increase in bad debt expense for the Company’s exposure to a single bankrupt customer. Sales fell $30.3 million from last year’s comparable period. Primary reasons for the decline included lower selling prices and the resulting lower metal margins combined with declining unit shipments of ferrous and PGM materials.

Excluding the change in the cost of purchased metal, operating expense was reduced by $184,000. Excluding the bad debt charge, selling general and administrative expense also fell, by $530,000.

Sequential Comparison to First Quarter of 2012

•	Sales fell 9.7% to $148.2 million from $164.1 million.

•	Operating income declined to $1.6 million from $5.9 million.

•	Net income improved to $2.9 million from $2.2 million.

•	Earnings per share increased to $0.06, compared to $0.05.

•	EBITDA slipped by 6% to $9.8 million from $10.3 million.

•	Unit volumes shipped increased by 2.3% for ferrous scrap but fell 11.3% for non-ferrous scrap.

•	PGM troy ounces recycled fell to 10,400 from 20,800.

•	Minor Metal shipments declined to 600,000 pounds from 631,000.

•	Lead product shipments increased by 16% to 12.3 million pounds from 10.6 million pounds.

Excluding corporate overhead charges, the Company’s Scrap Metal segment reported $1.5 million of operating income in the second quarter compared to $9.5 million last year. The PGM and Minor Metals segment was slightly above break-even compared to $3.1 million of operating income generated in 2011’s second quarter. The Company’s Lead Fabricating segment reported operating income of $1.2 million compared to $0.9 million in the prior-year period. See chart below for further details.

Commenting on the results for the quarter, Carlos E. Agüero, Metalico’s President and Chief Executive Officer, said, “Unfortunately, results were nowhere near the performance posted in the comparable period last year or for that matter in the first quarter of 2012. Scrap recycling was hurt by a significant receivable write-off from a single consumer who declared bankruptcy, along with declining commodity selling prices and compressed metal margins.

“In the PGM sector, we pulled back from suppliers and markets where we could not buy converters profitably. With our contracted presence in this sector, recycled troy ounces were down substantially in the quarter. Operationally we are reducing costs and maintaining breakeven, while we work to rebuild the converter supplier base and also expand our purchases of scrap metal at our two principal PGM recycling facilities.”

He added, “In an effort to reduce operating expenditures that are within our control, Metalico continues a companywide review of operations, equipment and personnel. Thus far we have implemented cost reduction actions totaling approximately $1.5 million on an annualized basis and we are working to identify an additional $1 million in cost cuts over the coming weeks.

“Although competitive pressures to acquire scrap units persist in our industry, we are diligently maintaining purchase price discipline and cultivating new supply sources regularly.”

The Company also announced that it will explore strategic alternatives for its lead fabricating segment, including a possible sale, and intends to retain an investment bank to assist it in its evaluation.

“We’ve determined to focus on further strengthening our scrap metal recycling businesses, which can be accomplished by investing in those businesses and paying down debt,” Agüero said. “While there is no transaction pending at this time, we feel both our scrap segment and our lead division could benefit from an examination of all options.”

Volume Comparisons

Quarterly volume of units sold
			Q2 2012		Q2 2012
	Q1 2012	Q1 2012	Change	Q2 2011	Change

Ferrous (gross tons)	139,800	136,600	2.3%	144,800	-3.5%
Non-Ferrous (pounds)	42,988,000	48,481,000	-11.3%	38,821,000	10.7%
PGM (troy ounces)	10,400	20,800	-50.0%	28,900	-64.0%
Lead (pounds)	12,332,000	10,613,000	16.2%	13,274,000	-7.1%
Minor Metals (pounds)	600,000	631,000	-4.9%	432,000	38.9%

Balance Sheet Summary

The Company’s working capital fell for the quarter to $117.3 million from the first quarter’s $122.4 million, but remained $2.1 million higher than the $115.2 million recorded at December 31, 2011. Metalico’s outstanding debt rose to $136 million as of June 30, 2012, from $128.8 million at year-end. The increase resulted principally from borrowings under the Company’s revolving credit facility to finance a $20 million increase in receivables and $15.3 million in capital expenditures. Additionally, since the start of the year the Company has repurchased $7.3 million of its outstanding 7% convertible notes, lowering the outstanding balance to $68.8 million.

Shareholders’ equity increased by $6.0 million to $197.9 million as of June 30, 2012, from $191.9 million as of December 31, 2011. Availability under the revolving credit facility was at $41.8 million on August 6, 2012.

As of June 30, 2012, Metalico had 47,562,211 common shares issued and outstanding.

Business Outlook

Ferrous: After bottoming in July, ferrous market pricing rebounded sharply into August. Metalico expects steel industry capacity utilization and scrap selling prices will remain relatively stable in the near term, although some pockets of weakening mill demand may occur. The challenge will continue to be buying material at acceptable margins. This quarter the Company is emphasizing turning existing inventory, sourcing new scrap and maximizing shipments to take advantage of a recovery in scrap selling prices.

Non-Ferrous (Including Aluminum De-ox): The Company anticipates that non-ferrous unit shipments will remain in the range experienced over the last six months and that related metal prices will continue in a narrow but weak trading range. Demand and pricing for de-ox products have moderated after a strong showing in the first quarter. Steel production is expected to rebound after the second-quarter slowdown, with higher steel industry capacity utilization over the next few months.

PGMs: Pricing for PGMs trended downward during the second quarter. Metalico expects continued price volatility within a narrow trading range over the next few months. Current prices and competition are expected to continue limiting unit volume.

Minor Metals: Both pricing trends and demand for Minor Metals products were steady during the quarter. Generally favorable market conditions should continue into the second half of the year and the Company anticipates unit volumes shipped should remain steady throughout the remainder of the year.

Lead Fabricating: Product shipments improved during the quarter as compared to the first quarter of 2012. Metalico’s focus will remain on expanding the number of value-added products available, improving productivity, and passing through rising costs with higher product selling prices.

About Metalico
Metalico, Inc. is a holding company with operations in three principal business segments: ferrous and non-ferrous scrap metal recycling, PGM and Minor Metals recycling, and fabrication of lead-based products. The Company operates 27 recycling facilities in New York, Pennsylvania, Ohio, West Virginia, New Jersey, Texas, and Mississippi and four lead fabricating plants in Alabama, Illinois, and California. Metalico’s common stock is traded on the NYSE MKT under the symbol MEA.

Forward-looking Statements
This news release, and in particular its “Outlook and Update” section, contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as Metalico’s expectations with respect to its results of operations for the remaining quarters of 2012, commodity pricing, volumes, and trends. These statements may contain terms like “expect,” “anticipate,” “believe,” “should,” “appear,” “estimate” and other words that convey a similar meaning, or are statements that do not relate strictly to historical or current facts. Forward-looking statements include statements with respect to Metalico’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond Metalico’s control, and which may cause Metalico’s actual results, performance or achievements to be materially different from future results, performance, expectations or achievements expressed or implied by such forward-looking statements. Factors that could cause such material difference are discussed in more detail in the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. All statements other than statements of historical fact are statements that could be forward-looking statements. Metalico assumes no obligation to update the information contained in this news release.

Contact:	Metalico, Inc. Carlos E. Agüero Michael J. Drury info@metalico.com

186 North Avenue East Cranford, NJ 07016 (908) 497-9610 Fax: (908) 497-1097 www.metalico.com

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METALICO, INC.
SELECTED HISTORICAL FINANCIAL DATA
(UNAUDITED)
($ thousands, except per share data)

	Three months ended		Six months ended
	June 30,	June 30,	June 30,	June 30,
	2012	2011	2012	2011
Revenue	$148,213	$178,492	$312,298	$360,459

Costs and expenses Operating expenses	134,279	156,497	281,166	310,140
Selling, general, and administrative expenses	8,126	6,948	15,454	14,968
Depreciation and amortization	4,217	3,646	8,192	6,966

	146,622	167,091	304,812	332,074

Operating income	1,591	11,401	7,486	28,385

Financial and other income (expense)
Interest expense	(2,327)	(2,412)	(4,639)	(4,865)
Gain on settlement......	4,558	—	4,558	—
Equity in loss of unconsolidated investee	(62)	(1)	(72)	(38)
Financial instruments fair value adjustments	334	645	182	564
Other	(9)	15	98	28

	2,494	(1,753)	127	(4,311)

Income before income taxes	4,085	9,648	7,613	24,074
Provision for federal and state income taxes	1,150	3,003	2,462	8,666

Net income	$2,935	$6,645	$5,151	$15,408

Diluted earnings per common share	$0.06	$0.14	$0.11	$0.33

Diluted Weighted Average Common Shares Outstanding:	47,557,918	47,541,787	47,526,649	47,395,769

METALICO, INC.
SELECTED HISTORICAL FINANCIAL DATA (CONTINUED)
(UNAUDITED)
($ thousands, except per share data)

	June 30,	December 31,
	2012	2011
Assets:

Current Assets	$160,228	$154,089
Property & Equipment, net	100,340	91,361
Intangible and Other Assets	119,184	119,443

Total Assets	$379,752	$364,893

Liabilities & Stockholders’ Equity:

Current Liabilities	$42,942	$38,850
Debt & Other Long-Term Liabilities	138,916	134,141

Total Liabilities	181,858	172,991
Stockholders’ Equity	197,894	191,902

Total Liabilities & Stockholders’ Equity	$379,752	$364,893

Non-GAAP Financial Information

Reconciliation of Non-GAAP EBITDA and Net Income

When the Company uses the term “EBITDA,” the Company is referring to earnings before interest, stock-based compensation, other non-cash gains, income taxes, other expense, equity in loss of unconsolidated investee, depreciation and amortization and financial instruments fair value adjustments. The Company presents EBITDA because it considers it an important supplemental measure of the Company’s performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in Metalico’s industry. The Company also uses EBITDA to determine its compliance with some of the covenants under its credit facility. EBITDA is not a recognized term under generally accepted accounting principles in the United States “GAAP,” and has limitations as an analytical tool. You should not consider it in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities or any other measure calculated in accordance with GAAP. Other companies in the Company’s industry may calculate EBITDA differently from how the Company does, limiting its usefulness as a comparative measure. EBITDA should not be considered as a measure of discretionary cash available to the Company to invest in the growth of its business. The following table reconciles EBITDA to net income:

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months
	June 30,	June 30,	June 30,	Ended
			2012	June 30,
	2012	2011		2011
		(UNAUDITED)
		($ thousands)
EBITDA	$9,770	$15,762	$20,057	$36,650
Less:
Interest expense	2,327	2,412	4,639	4,865
Equity in loss of unconsolidated investee	62	1	72	38
Non-cash portion of settlement gain	(1,017)	-	(1,017)	-
Stock-based compensation	421	715	838	1,299
Provision for federal and state income taxes	1,150	3,003	2,462	8,666
Depreciation and amortization	4,217	3,646	8,192	6,966
Financial instruments fair value adjustments	(334)	(645)	(182)	(564)
Other	9	(15)	(98)	(28)

Net income	$2,935	$6,645	$5,151	$15,408

The Company disclosed segment operating income excluding corporate overhead charges for the quarters ended June 30, 2012 and 2011. Set forth below is the reconciliation from segment operating income, excluding corporate overhead, to segment operating income as reported:

Segment Reporting
($ in thousands)
Quarter Ended June 30, 2012

		Scrap Metal			Corporate
	Consolidated	Recycling	PGM and Minor Metals	Lead Fabrication	and Other
Operating income before Corporate overhead	$1,591	$ 1,505	$ 71	$1,240	$(1,225)
less: Corporate overhead	-	(1,230)	(495)	(165)	1,890

Segment operating income	$1,591	$ 275	$(424)	$1,075	$ 665

Quarter Ended June 30, 2011

		Scrap Metal			Corporate
	Consolidated	Recycling	PGM and Minor Metals	Lead Fabrication	and Other
Operating income before Corporate overhead	$11,401	$9,476	$3,114	$ 933	($2,122)
less: Corporate overhead	-	(990)	(630)	(240)	1,860

Segment operating income	$11,401	$8,486	$2,484	$ 693	($262)